Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-121382) pertaining to the Statoil North America, Inc. 2004 Employee Share Purchase Plan and the Registration Statement (Form F-3 No. 333-143339) of StatoilHydro ASA and in the related Prospectus of our reports dated April 9, 2008, with respect to the consolidated financial statements of StatoilHydro ASA, and the effectiveness of internal control over financial reporting of StatoilHydro ASA, included in this Annual Report (Form 20-F) for the year ended December 31, 2007.

/s/ Ernst & Young AS
 Norway
 April 9, 2008